Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made this 6th day of October, 2009, by and between Inovio Biomedical Corporation, a Delaware corporation (the “Company”) and Avtar Dhillon, M.D. (the “Employee”), currently residing at 5820 Sagebrush Road, La Jolla, CA, 92037.  The Company or Employee are sometimes referred to herein as “party” or collectively the “parties”.

RECITALS

WHEREAS, Employee and Company entered into that certain Employment Agreement dated December 5, 2008 (the “Prior Agreement”) pursuant to which the Employee has served as President of the Company; and

WHEREAS, the parties desire to amend and restate the Prior Agreement to, among other things, provide that the Employee will serve as the Company’s Executive Chairman and lengthen the term of Employee’s service to the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and the continued employment of Employee by the Company under this Agreement, the parties agree as follows:

ARTICLE 1

EMPLOYMENT

1.1                                 Employment:  The Company hereby employs the Employee to serve as Executive Chairman, or in such other capacity as may be mutually agreed to by the parties, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

1.2                                 Duties:  The Employee shall perform such duties as are customarily associated with his then current title or titles, consistent with the Bylaws of the Company and as required by the Board of Directors of the Company.  Said duties shall be performed at the Company’s place of business located at 11494 Sorrento Valley Road, San Diego, California, or at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary to the discharge of the Employee’s duties in connection with his employment, but subject to the provisions of Section 4.3.6 of this Agreement.  The Company and the Employee agree that the duties may be replaced, superseded or supplemented from time to time by the Board of Directors, but subject to the provisions of Section 4.3.1.3 of this Agreement.

1.3                                 Hours:  During the term of the Employee’s employment with Company, the Employee will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of the Company, except for vacation periods as set forth herein, or for such reasonable time periods to voluntarily perform charitable or civic duties by Employee.  The Employee will duly, punctually and faithfully observe the Company’s general employment policies and practices, including, without limitation, any and all rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business.  In addition, the Employee will carry out his duties honestly, in good faith and in the best interest of the Company.

1.4                                 Previous Agreements:  Subject to the following sentence, the parties hereby agree that all previous employment, consulting or other similar agreements covering the same subject matter of this Agreement, whether written, verbal or implied between the Company and the Employee are hereby cancelled, superseded and replaced by this Agreement, and shall be of no further force or effect provided, however, the Employee shall remain bound by any confidentiality, invention assignment, non-solicit and non-compete agreement(s) previously executed in favor of the Company, to the extent such ancillary agreements exist.  Notwithstanding the foregoing and the amendment and restatement of the Prior Agreement, Section 2.6 of the Prior Agreement shall survive the execution of this Agreement.

ARTICLE 2

COMPENSATION

2.1                                 Salary:  Subject to subsection 2.2, for his services hereunder, the Employee shall receive a salary, payable in such regular intervals as shall be determined by the Company, which shall be at the rate of not less than U.S. $378,000 per year (the “Salary”).

2.2                                 Salary Increases:  The rate of Salary provided for in Section 2.1 shall be reviewed by the Board not less often than annually and shall be increased from time to time and in such amount as the Board, in its sole discretion, may determine.

2.3                                 Discretionary Bonus:  The Company will, within 120 days of the end of each fiscal year, determine the annual bonus (the “Bonus”), if any, earned by the Employee for that fiscal year, based on the Employee’s achievement of milestones agreed to by the Compensation Committee of the Board of Directors and the Employee.  Within 60 days of the beginning of each fiscal year, the Compensation Committee of the Board of Directors and the Employee shall agree to the Employee’s milestones and the amount of bonus, which will be awarded to the Employee if one or more milestones are achieved.  In the Company’s sole discretion it may pay the Bonus in cash, shares of the Company or stock options of the Company, or any combination thereof, and it may pay the Bonus in a lump sum or installments, equal or otherwise, over the course of the fiscal year immediately following the year for which the bonus was earned.

2.4                                 Withholding:  All payments of Salary, Bonuses and other compensation pursuant to this Agreement shall be subject to withholding taxes and statutory deductions as required by law.  The Company shall be entitled to deduct from the Salary, Bonus and any other compensation due to the Employee, and to remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit, and may deduct other amounts as authorized by the Employee.

2.5                                 Stock Options:  In addition to the compensation provided for in Section 2.1 of this Agreement, the Employee shall be entitled to such stock options as may be approved by the Board of Directors of the Company in its sole discretion from time to time, subject to regulatory approval and subject to the terms and conditions set out in the Inovio Biomedical Corporation Amended and Restated 2007 Omnibus Incentive Plan, or any other stock option plans subsequently adopted by the Company applicable to the Employee’s position, including all terms and conditions regarding vesting and exercise of options upon termination or other events.

ARTICLE 3

FRINGE BENEFITS

3.1                                 Participation in Plans:  The Employee shall be entitled to all additional fringe benefits, including, but not limited to, life and health insurance programs that may be generally available to other employees of the Company.  All matters of eligibility for coverage of benefits under any plan or plans of health, hospitalization, life or other insurance provided by the Company shall be determined in accordance with the provisions of the insurance policies and/or applicable benefit plans.  The Company shall not be liable to the Employee, or his beneficiaries or successors, for any amount payable or claimed to be payable under any plan or policy of insurance, which is not paid to any of the Company’s other employees.

3.2                                 Vacation:  The Employee shall be entitled to five weeks paid vacation during each calendar year in accordance with the vacation accrual schedules and applicable vacation policies and procedures of the Company, including the maximum cap on accrual, as applied to other employees of the Company and which may be changed from time to time by the Company.

3.3                                 Business Expenses:  The parties acknowledge that the Employee may incur, from time to time, for the benefit of the Company and in furtherance of the Company’s business, various business expenses.  The Company agrees that it shall either pay such reasonable expenses directly, or reimburse the Employee for such reasonable expenses incurred by the Employee.  The Employee agrees to submit to the Company original receipts of all expenses paid by Employee and such other documentation as may be reasonably necessary to substantiate that all expenses paid or reimbursed hereunder were reasonably related to the performance of his or her duties, pursuant to the provisions of any applicable expense reimbursement policies and procedures that the Company may implement for time to time.

3.4                                 Travel Policy:  The Employee shall be entitled to travel reimbursement consistent with the travel policy of the Company.

ARTICLE 4

TERM AND TERMINATION OF EMPLOYMENT

4.1                                 RESERVED.

4.2                                 Term:  The term of this Agreement shall be for a period of two (2) years commencing on the date of this Agreement (the “Term”), unless terminated earlier pursuant to the provisions of Section 4.3 of this Agreement.

4.3                                 Termination:

4.3.1                        The Employee’s Right to Terminate:  The Employee may terminate his obligations under this Agreement during the Term:

4.3.1.1                                  at any time upon providing six weeks notice in writing to the Company; or

4.3.1.2                                  upon a material breach or default of any term of this Agreement by the Company, including any reduction in salary, if such material breach or default has not been remedied within 15 days after written notice of the material breach or default has been delivered by the Employee to the Company, or

4.3.1.3                                  for “Good Reason” during the Term.  “Good Reason” shall mean any of the following, without the Employee’s written consent: (a) Employee ceases to report directly to the Board of Directors of the Company, or (b) any other material reduction in the Employee’s duties, position, authority, title or responsibilities with the Company relative to the duties, position, authority or responsibilities in effect immediately prior to such reduction; provided that Company has not cured or remedied such Good Reason within 15 days after written notice of the Good Reason from the Employee, or

4.3.1.4                                  upon a Change of Control that closes following the one-year anniversary of the date of this Agreement.  For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred when: (a) a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company’s then incumbent Board of Directors (“Board”); (b) there is occurrence of an event whereby any person or entity becomes the beneficial owner of shares representing 50% or more of the combined voting power of the voting securities of the Company; or (c) there is a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group, as they were immediately prior to such event, will hold less than a majority of the outstanding capital stock of the surviving corporation.

4.3.2                        Company’s Right to Terminate for “Cause”:  The Company may immediately terminate the Employee’s employment for “Cause” under this Agreement at any time during the Term upon the occurrence of any of the following events:

4.3.2.1                                  the Employee acting unlawfully, dishonestly, in bad faith or grossly negligent with respect to the business of the Company as determined by the Board, upon completion of a reasonable investigation, and provision of a detailed report of the results of such investigation to the Employee; or

4.3.2.2                                  the Employee committing any crime or fraud against the Company or its property or the conviction of Employee of any felony offense or crime reasonably likely to bring discredit upon the Employee or the Company; or

4.3.2.3                                  a material breach or default of any term of this Agreement by the Employee if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Company to the Employee.

4.3.3                        Company’s Right to Terminate Without Cause:  The Company may terminate the Employee’s employment under this Agreement at any time during the Term at the discretion of the Company, without Cause, after the Employee has received 30 days prior written notice from the Company.

4.3.4                        Other Termination:  The Employee’s employment under this Agreement shall also terminate upon the occurrence of the following:

4.3.4.1                                  the Employee’s employment under this Agreement shall automatically terminate upon the occurrence of the death of the Employee during the Term of this Agreement; or

4.3.4.2                                  notice of termination from the Company after the Employee has become permanently disabled, or disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any one year period during the Term of this Agreement, such that Employee is no longer able to perform the essential functions of his job even with reasonable accommodation pursuant to applicable law.

4.3.5                        Compensation Due to the Employee on Termination:  In the event of the termination of the Employee’s employment under this Agreement for any reason, and upon receipt of an executed release of claims from the Employee in favor of the Company, the Company shall pay to the Employee on the date of termination (“Termination Date”) (i) the amount of Base Salary pursuant to subsection 2.1 of this Agreement that is earned but unpaid as of the date of termination, (ii) any accrued but unused vacation pay as of such date, and (iii) any unreimbursed business expenses incurred as of the termination date pursuant to subsection 3.3 of this Agreement (collectively “Accrued Benefits”) and Employee shall not be entitled to receive any other payments, compensation or benefits from the Company under this Agreement, except as expressly set forth below:

4.3.5.1                                  if (i) terminated by the Employee pursuant to subsection 4.3.1.2 due to a material breach or default by the Company, for Good Reason pursuant to subsection 4.3.1.3, or pursuant to subsection 4.3.1.4, (ii) terminated by the Company without Cause pursuant to subsection 4.3.3, or (iii) terminated pursuant to subsection 4.3.4 due to death or disability, the Company shall pay to the Employee or his estate, in addition to the Accrued Benefits earned as of the date of termination and expense reimbursement as set forth above in subsection 4.3.5, an amount equal to the annual Bonus, if any, most recently paid to the Employee pursuant to subsection 2.3 of this Agreement, multiplied by the fraction of which the number of days between the fiscal year end of the Company related to the bonus and the date of termination is the numerator, and 365 is the denominator.

4.3.5.2                                  if the Employee’s employment is terminated under any of the provisions enumerated in Section 4.3.5.1, the Company shall also pay to the Employee or his estate, in addition to the amounts sent forth in Section 4.3.5.1, an amount equal to twelve (12) months of the Employee’s then annual Salary.

4.3.5.3                                  if the Employee’s employment is terminated under any of the provisions enumerated in Section 4.3.5.1, the Company shall continue the Employee’s group health care benefits for a period of twelve (12) months from the Employee’s Termination Date pursuant to the Company plans or, the Company shall pay 100% of the premiums required to continue Employee’s group health care coverage for a period of twelve months from the Employee’s Termination Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period.  No other benefits shall be continued.

4.3.6                        Termination Due to Relocation:  Notwithstanding the termination provisions set forth above, if the employment is terminated by Employee or Company at any time during the Term of this Agreement due to Company relocating Employee’s place of employment more than 50 miles from its current location in San Diego, California, as set forth in subsection 1.2 of this Agreement, and Employee does not consent to such relocation, then the Employee shall be entitled to receive the Accrued Benefits and the Severance Package that Employee would receive for a termination for “Good Reason” as provided in subsections 4.3.5.1, 4.3.5.2 and 4.3.5.3 above.

ARTICLE 5

MISCELLANEOUS

5.1                                 Assignment Prohibited:  This Agreement is personal to the Employee hereto and Employee may not assign or delegate any of Employee’s rights or obligations hereunder.  The Company may not assign this Agreement without the written consent of the Employee except in connection with a merger or consolidation of the Company (in which case the merged or consolidated entity shall remain fully liable for its obligations as the Company under this Agreement as specified above).

5.2                                 Paragraph Headings:  The paragraph headings used in this Agreement are included solely for convenience and shall not affect of be used in connection with the interpretation of this Agreement.

5.3                                 Legal Expenses of Enforcement:  If either party commences a legal action or other proceeding for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and other costs incurred in connection with the action or proceeding, in addition to any other relief to which it may be entitled.

5.4                                 Independent Legal Advice:  Employee acknowledges and understands that this Agreement was drafted and prepared for the Company with the assistance of legal counsel and that such legal counsel has not been engaged to protect the rights and interests of Employee to this Agreement.  Employee further acknowledges and agrees that the Company has given Employee an adequate opportunity to seek, and Company has recommended that Employee seek and obtain, independent legal advice with respect to the subject matter of this Agreement and for the purpose of ensuring that Employee’s rights and interests are protected.  Employee represents and warrants to the Company that Employee has sought independent legal advice, or has consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

5.5                                 Severability:  If any provision of this Agreement is declared invalid by any court or tribunal, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be so modified, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein.  In either case, the remaining provisions of this Agreement shall remain in effect.

5.6                                 Choice of Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to agreements executed and performed entirely in California by California residents without regard to California’s choice of law rule.

5.7                                 Entire Agreement:  This Agreement constitutes the entire, final and complete and exclusive agreement between the parties regarding the subject matter hereof and supersedes all previous agreements or representations, whether written, oral or implied, with respect to employment by the Company provided, however, the Employee shall remain bound by any confidentiality, invention assignment, non-solicit and non-compete agreement(s) previously executed in favor of the Company, to the extent such ancillary agreements exist.  There are no terms, promises, representations, agreements, or understandings between the parties relating to the subject matter of this Agreement, which are not fully expressed herein.

5.8                                 Change, Modification, Waiver:  No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  The failure of a party of insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

5.9                                 Notices:  All notices required or permitted hereunder shall be in writing and shall be delivered to the other party in person or sent by overnight currier with confirmation of delivery, or by regular mail, postage prepaid, at the address first written above or at such other address as provided in writing or currently on record at the Company at the time notice is sent.

5.10                           Binding Effect:  This Agreement shall be binding upon, and inure to the benefit of, the parties, their heirs, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INOVIO BIOMEDICAL CORPORATION

/s/ J. Joseph Kim
J. Joseph Kim, Ph.D., Chief Executive Officer

AVTAR DHILLON, M.D.

/s/ Avtar Dhillon
Avtar Dhillon, M.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]